Exhibit 3.134

MC-238695

Certificate Of Incorporation

*I, **MELANIE E. RIVERS-WOODS** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

ENSCO Overseas Limited

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 24th day of March Two Thousand Ten

Given under my hand and Seal at George Town in the Island of Grand Cayman this 24th day of March Two Thousand Ten

CERTIFIED TO BE A TRUE AND CORRECT COPY

Sig..

Melanie E. Rivers-Woods
Assistant Registrar

Date ***24 March 2010***

(SGD. MELANIE E. RIVERS-WOODS)

Assistant Registrar of Companies,
Cayman Islands.

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS